UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2008

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KOWABUNGA! INC.

 (Exact name of registrant as specified in its charter)

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Nevada	001-32442	87-0450450
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15550 Lightwave Drive

Third Floor

Clearwater, Florida 33760

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (727) 324-0046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On November 3, 2008 (the “Execution Date”), Kowabunga! Inc. (the “Company”) entered into an employment agreement with Mr. Richard K. Howe (“Executive”) pursuant to which Executive will become the Company’s president and chief executive officer on November 17, 2008 (the “Start Date”).  Effective on the Start Date:  (a) Stan Antonuk, the Company’s current chief executive officer, shall again become the Company’s chief operating officer, the position he held prior to becoming chief executive officer; (b) the number of Directors shall be increased to seven, creating one vacancy on the Company’s Board of Directors; and (c) the Board of Directors of the Company shall appoint and elect Executive as a Director of the Company to fill the vacancy on the Board of Directors so created.

Further, in connection with entering into the employment agreement, the Company agreed to issue to Executive under Company’s 2005 Long Term Incentive Plan (“LTIP”) options to purchase 2,367,623 shares of Company’s common stock, $.001 par value per share.  Of this amount, 2,029,391 shares shall vest one-third per year for each year of Executive’s employment with all such shares vested upon the third anniversary of Starting Date.  The additional 338,232 shares shall immediately vest upon the Company’s market capitalization remaining above $150 million for the period between any two quarterly earnings calls prior to the fifth anniversary of Executive’s Starting Date while the Executive is employed, subject to the terms and conditions of the LTIP.  The term of the options shall be five (5) years.  The date of grant of all such options shall be the Execution Date and the exercise price was set at $0.25 per share.

The employment agreement provides for (i) a term ending December 31, 2011; (ii) base salary equal to $395,000 per annum during the term of the agreement; (iii) a discretionary annual bonus of up to 75% of Executive’s salary commencing in 2009, as determined by Company’s Compensation Committee; (iv) a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of one year thereafter; (v) other benefits that are generally available to the Company’s executive management; (vi) relocation assistance, consisting of the Company paying to Executive $2,000 per month as a temporary Florida housing allowance until Executive sells his home in Little Rock, AR, not to exceed twenty-four (24) months, and reimbursing (a) the reasonable and customary real estate commission not to exceed 6% of the sale price, and closing costs, legal fees and transfer taxes not to exceed $5,000 in the aggregate, which Executive actually pays upon the closing of the sale of his current residence, and (b) the reasonable and customary costs of relocation from Little Rock, AR area to the Tampa, FL area and (vii) termination of the employment agreement (A) by Executive at any time upon not less than ninety-day prior written notice to the Company, (B) by the Company “For Cause” or the disability of Executive, (B) automatically upon the death of Executive, or (C) by Executive for “Good Reason”.

 “For Cause” shall refer to any of the following events as determined in the judgment of the Board: (1) Executive’s gross neglect of or negligence in the performance of his duties, including, but not limited to, materially unsatisfactory performance, failure to materially achieve his approved goals and objectives, breach of his duties to Company, demonstrable disloyalty, malfeasance or misfeasance as a officer of Company, or any knowing acts or knowing failures to act which result in damages to Company or its reputation; (2) Executive’s failure or refusal to follow reasonable instructions given to him by the Board; (3) Executive’s violation of any provision of Company’s Articles of Incorporation, Bylaws, or of any other stated policies, standards, or regulations; (4) Executive being charged or indicted in regard to any criminal offense, other than a misdemeanor not involving moral turpitude or a minor traffic violation, or sued in civil litigation which in any way materially relates to, or calls into question Executive’s integrity, honesty or fitness, or which interferes with his ability, to perform his duties; (5) Executive’s violation or breach of any material term, covenant or condition contained in this Agreement, which is not cured within 60 days after written notice thereof is received by Executive, if such violation or breach is capable of being cured; (6) Executive failure to disclose to Company any material matters concerning Executive’s background, qualifications, credentials and character which bring into question Executive’s fitness or ability to serve in the position for which he is hired; or (7)  the U.S. Securities and Exchange Commission (the “SEC”) issues an order prohibiting Executive from acting as an officer of Company.  “Good Reason” means (i) the failure of Company to pay any material payment due Executive; (ii) a “Change of Control Event” has occurred; (iii) Company’s material breach of this Agreement, which is not cured within 60 days after written notice thereof is received by Company; (iv) the removal of the Executive from the Board by the Directors without cause; (v) while CEO in good standing pursuant to the employment agreement, and for any period during the term, the shareholders of Company fail to elect, fail to re-elect or remove Executive as a Company director or (vi) involuntary relocation of the Executive more than 50 miles from the Company’s Clearwater, FL location following a “Change of Control.”

Except in the case of termination for the death or disability of Executive or termination For Cause, in the event that the Company terminates the employment agreement prior to the end of the term, or Executive terminates for Good Reason, Executive shall be paid, on Company’s usual payroll dates, a severance amount (“Severance”) equal to the lesser of (a) Executive’s salary and bonus, if any bonus attainment criteria are satisfied post-termination, less all applicable deductions, that would have become due and owing to Executive on such payroll date through the one (1) year anniversary of the date of Executive’s termination of employment (the “Severance Period”), as if Executive’s employment with Company had not been terminated prior thereto or (b) if at any time during the Severance Period Executive shall obtain any other compensation for his labor or services, Severance which otherwise would have been payable to Executive but for such other compensation, shall be reduced so that only the net positive difference, if any, between the cumulative Salary amount which Company would have paid and the total compensation received or receivable as a result of Executive’s labor or services shall be paid to Executive. If the employment agreement is terminated by Executive for other than Good Reason, or by the Company For Cause, the Company shall pay to Executive all earned and accrued salary (less all applicable deductions) and expense reimbursements earned or accrued for services rendered up to the date of termination. Executive shall also be entitled to receive a pro-rata bonus based upon the bonus he would subsequently have earned for the year in which Executive’s employment was terminated, if any, paid on the original date such bonus would have been payable.

The foregoing description of the terms of Executive’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the agreement which is attached hereto as an exhibit and is incorporated herein by reference.

Item 3.02

Unregistered Sales of Equity Securities

See Item 1.01 for a description of options issued to the Company’s newly hired chief executive officer.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated herein by reference.

Mr. Richard K. Howe, age 46, previously served as Chief Marketing/Business Strategy and M&A Officer at Axciom Corporation, which he joined in 2004.  From 1997 to 2004, he was with Fair Isaac & Company, where he most recently served as general manager of that company’s Global Marketing Services (GMS) unit. Before joining Fair Isaac, he founded and was chairman and CEO of ieWild Inc. Mr. Howe has at various times in his career held positions in product marketing, project management, sales management, software development, and construction engineering. He is a member of the non-profit boards of Breath Arkansas and Business for Diplomatic Action.  Mr. Howe earned a bachelor’s degree with distinction in structural engineering from Concordia University, Canada, and he earned his master’s degree in engineering from McGill University, Canada.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated November 3, 2008, by and between the Company and Richard K. Howe
99.1	Press Release dated November 6, 2008, entitled “Richard K. Howe Joins Kowabunga! as Chief Executive Officer”

CAUTIONARY STATEMENT REGARDING EXHIBITS

The representations, warranties and covenants made by the Company or any subsidiary of the Company in any agreement filed as an exhibit to this Current Report on Form 8-K or in any amendment hereto are made solely for the benefit of the parties to the agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement, and should not be deemed to be representations, warranties or covenants to, or with, any third party.  Moreover, these representations, warranties and covenants should not be relied on as accurately describing or reflecting the current state of the Company’s affairs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2008		KOWABUNGA! INC.

	By:	/s/ Vaughn W. Duff
	Name:	Vaughn W. Duff
	Title:	General Counsel